Filed Pursuant to Rule 424(B)(3)
Registration No. 333-157143

PROSPECTUS

FARMERS CAPITAL BANK CORPORATION

Common Stock
Preferred Stock
Depositary Shares
Warrants
Units
_______________________

Title, Amount and Offering Price of Securities.  We may offer, issue and sell from time to time, together or separately, (a) shares of our common stock, (b) shares of our preferred stock, which we may issue in one or more series, (c) depositary shares, each representing a fraction of serial preferred stock, (d) warrants to purchase our common or preferred securities and (e) units which may include a combination of any of the other offered securities, up to a maximum aggregate offering price of $35,000,000.

Prospectus Supplements.  We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Market and Market Price.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “FFKT.”  On March 6, 2009, the closing price of our common stock was $12.76 per share.  Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Underwriting.  We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” on page 19 in this prospectus.

Address and Telephone Number.  Our principal executive office is located at 202 W. Main St., Frankfort, Kentucky  40602, and the telephone number is (502) 227-1668.

_______________________

Risk Factors.  You should carefully read and consider the risk factors included on page 1 of this prospectus under the heading “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2007, future periodic reports incorporated into this prospectus, prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
________________________

These securities will be equity securities in Farmers Capital Bank Corporation.  These securities will be unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.
_________________________

The date of this prospectus is March 10, 2009

Table of Contents

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About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $35,000,000.

This prospectus provides you with a general description of the securities we may offer and is not meant to be a complete description of each security.  Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered.  The prospectus supplement may also add, update or change information contained in this prospectus.  We urge you to read both this prospectus and any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference” on page 2 in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone to provide you with different information.

As used in this prospectus, “Farmers Capital,” “the Company,” “we,” “us,” and “ours” refer to Farmers Capital Bank Corporation and its subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.  Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents creates any implication, under any circumstances, that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

Risk Factors

Investing in our securities involves risk.  In addition to the risk factor below please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any risk factor disclosure contained in our subsequent periodic reports, which are incorporated by reference into this prospectus, as updated by our future filings with the SEC.  The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to the particular type of securities we are offering under that prospectus supplement.  Before you invest in our securities, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.  Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.  Additionally, risks that we currently deem immaterial or that are presently unknown to us may also impair our business, financial condition, results of operations and the value of our securities.

Because of our participation in the United States Department of the Treasury (“Treasury”) Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our stock.

On January 9, 2009, we sold directly to the Treasury for the aggregate consideration of $30 million (1) 30,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value and liquidation preference $1,000 per share (the “Series A Preferred Stock”) and (2) a warrant (the “Warrant”) to purchase 223,992 shares of our common stock.  We issued these securities pursuant to a letter agreement dated January 9, 2009 and the Securities Purchase Agreement – Standard Terms attached thereto between us and the Treasury (collectively, the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our stock is limited.  Specifically, we are unable to declare dividend payments on shares of our common or junior preferred stock if we are in arrears on the dividends on the Series A Preferred Stock.  Similarly, dividends on preferred stock that has the same liquidation and distribution preference as the Series A Preferred Stock may only receive dividends pro rata with the Series A Preferred Stock during any period in which dividends on the Series A Preferred Stock are in arrears.  Further, until January 9, 2012, we must have the Treasury’s approval before we may increase dividends on our common stock above the amount of the last quarterly cash dividend per share we declared prior to October 14, 2008, which was $0.33 per share.  This restriction no longer applies if all the Series A Preferred Stock has been redeemed by us or transferred by the Treasury.

In addition, our ability to repurchase our shares is restricted.  Until January 9, 2012, we generally must have the Treasury’s approval before we may repurchase any of our shares of common stock, unless all of the Series A Preferred Stock has been redeemed by us or transferred by the Treasury.

Available Information

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC.  You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.farmerscapital.com.  We make available through our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement.  Whenever a reference is made in this prospectus or any prospectus supplement to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

Incorporation of Certain Documents by Reference

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Our Annual Report on Form 10-K (File No. 000-144412)
Year Ended	Filing Date
December 31, 2007	March 13, 2007

•	Our Quarterly Reports on Form 10-Q (File No. 000-144412)
Quarter Ended	Filing Date
March 31, 2008	May 8, 2008
June 30, 2008	August 8, 2008
September 30, 2008	November 7, 2008

•	Our Current Reports on Form 8-K (File No. 000-144412)
Filing Dates:
January 22, 2008, January 29, 2008, April 23, 2008, April 29, 2008 (2 reports), May 29, 2008,
July 23, 2008, August 4, 2008, September 10, 2008, October 22, 2008, October 28, 2008,
November 3, 2008, December 16, 2008, January 12, 2009, January 13, 2009, January 21, 2009
and January 27, 2009.

•
Portions of DEFN 14A (our definitive Proxy Statement for our Annual Meeting of Shareholders held on May 13, 2008) that are incorporated by reference into Items 11, 12, 13 and 14 of our Annual Report on Form 10-K for year ended December 31, 2007.

•
Description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference additional documents that we will file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K.  To the extent any information incorporated by reference from later filed documents is inconsistent with information that is included in this prospectus, any applicable prospectus supplement or incorporated by reference from earlier documents, then the later information shall supersede the earlier information to the extent they are inconsistent.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus or in any related prospectus supplement including the exhibits to those documents that are specifically incorporated by reference.

Written requests for copies should be directed to P.O. Box 309, 202 W. Main St., Frankfort, KY 40602, Attention:  C. Douglas Carpenter.  Telephone requests for copies should be directed to (502) 227-1668.

You should rely only upon the information provided in this document, or incorporated in this document by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

Forward-Looking Statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro-forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	our ability to manage effectively interest rate risk and other market, credit and operational risk,

•	the quality and composition of our loan and investment portfolios,

•	our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business,

•	new legislation and regulations and changes in existing legislation and regulations,

•
possible changes in general economic and business conditions in the United States in general, and in the Kentucky communities we serve in particular, may lead to a deterioration in asset and credit quality,

•	monetary and fiscal policies of the United States Government, and

•	the cost and other effects of material contingencies, including litigation contingencies.

We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.  For further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

Our Company

           Farmers Capital Bank Corporation is a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky.  Our operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Central and Northern Kentucky.  The bank subsidiaries owned by Farmers Capital include Farmers Bank & Capital Trust Co. (Frankfort, Kentucky), United Bank & Trust Co. (Versailles, Kentucky), Citizens Bank of Northern Kentucky, Inc. (Newport, Kentucky), LNB (Lawrenceburg, Kentucky), and First Citizens Bank (Elizabethtown, Kentucky).  We also own FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services primarily to our bank subsidiaries, Kentucky General Life Insurance Company, Inc., an insurance agency subsidiary located in Frankfort, Kentucky, and Kentucky General Holdings, LLC, in Frankfort, Kentucky.  Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which owns the Kentucky Home Life Insurance Company.  Further, we own EKT Properties, Inc., which is involved in real estate management and liquidation for certain properties repossessed by our subsidiary banks.

Our subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 37 banking locations in 23 communities throughout Central and Northern Kentucky.  These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities.  Operations are managed and financial performance is evaluated at the subsidiary level.    Our chief decision makers monitor the results of the various banking products and services of its subsidiaries.  Accordingly, all of our operations are considered by management to be aggregated in one reportable operating segment:  commercial and retail banking.

As of September 30, 2008, we had consolidated total assets of approximately $2.15 billion, consolidated total gross loans of approximately $1.30 billion, consolidated total deposits of approximately $1.55 billion and consolidated shareholders’ equity of approximately $161 million.

Use of Proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities to redeem part or all of the 30,000 shares of Series A Preferred Stock we sold to the Treasury on January 9, 2009.  However, we may use the net proceeds for general or other specific corporate purposes as set forth in a prospectus supplement.  We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities or use them to make payments on our borrowings.

Ratio of Earnings to Combined Fixed Charges

           Our consolidated ratios of earnings to fixed charges for each of the periods indicated is as follow:

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	1.2x	2.8x	2.9x	4.4x	5.7x	5.9x
Including Interest on Deposits	1.1x	1.4x	1.4x	1.7x	2.0x	1.9x

As of the date of this prospectus, we had 30,000 shares of preferred stock outstanding that we issued on January 9, 2009.  We were not required to pay any dividends on the preferred stock for the periods indicated in the above table.  For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before income tax expense and fixed charges. Fixed charges include the estimated interest portion of rents.

Summary of the Securities Offered By This Prospectus

We may offer any of the following securities from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	warrants to purchase common stock or preferred stock; and

•	units.

           When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.  The total dollar amount of all securities that we may issue will not exceed $35,000,000.  This prospectus, including the following summary of the securities that may be issued, describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate prospectus supplement.

Common Stock

We may offer shares of our common stock, which is currently traded on the NASDAQ Global Select Market under the symbol “FFKT.”  See “Description of Capital Stock” beginning on page 6 of this prospectus.

Preferred Stock

We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or the manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms that apply to that series of preferred stock. See “Description of Capital Stock” beginning on page 6 of this prospectus.

Depositary Receipts

We may offer depositary shares representing receipts for fractional interests in any serial preferred stock in the form of depositary shares.  Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt.  The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.  See “Description of Other Securities We May Offer – Depositary Shares” beginning on page 15 of this prospectus.

Warrants

We may offer warrants to purchase our common stock or preferred stock.  For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of securities to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents. See “Description of Other Securities We May Offer - Warrants” beginning on page 16 of this prospectus.

Units

We may offer units comprising one or more of the securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit.  For any particular units we offer, the applicable prospectus supplement will describe the specific terms relating to the offering and units, including, the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.   See “Description of Other Securities We May Offer – Units” beginning on page 19 of this prospectus.

Listing

If any securities we offer are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will state such information.

Description of Capital Stock

The following is a description of our capital stock and certain provisions of our articles of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation, as amended and bylaws, copies of which are available upon request from us.  Our Articles of Incorporation, as amended, have been filed with the SEC.

Authorized Capital Stock

The Company’s authorized capital stock consists of 10,608,000 shares, 9,608,000 of such shares being common stock, par value $0.125 per share, and 1,000,000 of such shares being preferred stock, no par value, issuable in one or more series.  As of February 6, 2009, 7,357,362 shares of our common stock were issued and outstanding, plus an additional 372,376 shares of our common stock were reserved for issuance under existing stock options held by employees, our employee stock purchase plan and a warrant we issued to the Treasury on January 9, 2009.  As of that same date, 30,000 shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights. Subject to the rights of any series of preferred stock outstanding or that we may issue, our common stock has the exclusive right to vote in the election of directors and on all other matters in which shareholders are generally entitled to vote. The common stock is entitled to one vote per share on matters that holders of our common stock are entitled to vote.

Except with respect to certain special matters that are required by statute to be submitted to shareholders for a greater number of affirmative votes as identified below, any act of our shareholders requires that more votes be cast for than against the matter at a meeting at which a quorum is present.  Subject to special votes required below in specific instances, the affirmative vote of a majority of all the outstanding shares entitled to vote is required to approve actions specified by statute such as mergers, share exchanges, certain sales of assets, and amendments of the articles of incorporation, among other things.

Our directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Holders of our voting common stock are entitled to cast, in person or by proxy, one vote per share for each director to be elected and for other matters submitted to the shareholders for a vote.

Dividend Rights. Holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends.  The Kentucky Business Corporation Act prohibits the board of directors from declaring a dividend if as a result of such dividend:

•	we would not be able to pay our debts as they become due in the usual course of business, or
•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any shares of the Company’s preferred stock that may be issued and outstanding from time to time.

Other Rights.  Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions applicable to shares of our common stock.

No Shareholder Liability.  No holder of our common stock will be personally liable for our debts.

Transfer Agent.  American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the number, designation, powers, preferences and rights of the shares of each such series of preferred stock.  These powers, preferences and rights fixed by the board may include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions.

Prior to the issuance of any shares of a new series of preferred stock, we must through action of our board of directors and filing articles of amendment with the Kentucky Secretary of State, amend our articles of incorporation, designating the number of shares of that series and the terms of the stock of that series.  The issuance of any preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of our common stock.  The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered,

•	the offering price,

•
the dividend rate on the shares of that series, whether dividends will be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series,

•	whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights,

•
whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors will determine,

•
whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption,

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund,

•	whether the shares of such series will have a preference, as to the payment of dividends or otherwise, over the shares of our common stock or the shares of any other series of our preferred stock,

•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series, and

•	any other relative rights, preferences and limitations of that series.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete.  You should refer to the applicable articles of amendment to our articles of incorporation for complete information regarding a series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.  Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock.  The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The following is a brief description of the terms of our Series A Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and is qualified in its entirety by reference to the Articles of Amendment to our Second Amended and Restated Articles of Incorporation with respect to the Series A Preferred Stock, a copy of which we filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on January 13, 2009, which is incorporated herein by reference and is also available upon request from us.

We have 30,000 shares of the Series A Preferred Stock authorized, all of which are issued and outstanding.  The Series A Preferred Stock was issued on January 9, 2009 to the Treasury pursuant to the Purchase Agreement.

Dividends Payable on Series A Preferred Stock.  Holders of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from January 9, 2009 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009.  On January 27, 2009, our board of directors declared the full dividend due on the Series A Preferred Stock for the period from January 9, 2009 through February 14, 2009 payable on February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to our Series A Preferred Stock are payable to holders of record on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized board committee determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to Series A Preferred Stock, we are required to provide written notice to the holders of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board (“FRB”) is authorized to determine, under certain circumstances relating to the financial condition of a financial holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities ranking junior to Series A Preferred Stock as to dividends and/or rights on liquidation, dissolution or winding up of the Company, and

•
at least equally with all other equity securities designated as ranking on a parity with Series A Preferred Stock (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, we may not declare or pay any dividends on our common stock, other than dividends payable solely in common stock, unless all accrued and unpaid dividends for the Series A Preferred Stock for all prior dividend periods have been paid or are contemporaneously declared and paid in full.

Further, without the Treasury’s approval or unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury, until January 9, 2012, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share we declared prior to October 14, 2008, which was $0.33 per share.

On any dividend payment date on Series A Preferred Stock and any other parity stock for which full dividends are not paid or declared and funds set aside for payment, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period and related to the dividend payment date for Series A Preferred Stock), must be declared ratably among the holders of any such shares of Series A Preferred Stock and other parity stock who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends payable on such dividend payment date.

Subject to the foregoing restrictions, our board of directors may declare and pay dividends (payable in cash, stock or otherwise) on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment.  The Series A Preferred Stock will not be entitled to participate in any such dividend.

In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock or parity stock unless we have paid in full all accrued dividends on Series A Preferred Stock for all prior dividend periods, other than:

•	redemptions, purchases or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business,

•
purchases or other acquisitions by any broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business,

•	purchases or other acquisitions by any broker-dealer subsidiaries of the Company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary,

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan,

•	acquisition by us or our subsidiaries of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians, and

•
the exchange or conversion of (a) junior stock for or into other junior stock or (b) parity stock for or into other parity stock or junior stock, but only to the extent that (x) the acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009 or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

Redemption.   The articles of amendment that created the Series A Preferred Stock state that we may not redeem shares of our Series A Preferred Stock prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $7,500,000.  In such a case, we may redeem the Series A Preferred Stock, subject to the approval of the FRB, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from qualified equity offerings. A “qualified equity offering” means the Company’s sale and issuance for cash, to persons other than the Company or our subsidiaries after January 9, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the FRB.  Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the FRB, in whole or in part, subject to notice as described below.

The American Recovery and Reinvestment Act of 2009 was signed into law on February 17, 2009, after we issued shares of our Series A Preferred Stock to the Treasury. Under this act, subject to consultation with the FRB, the Treasury must permit us to redeem the shares of Series A Preferred Stock it purchased without regard to the above waiting period restrictions or our source of funds for such redemption.

In any redemption, the redemption price will be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date fixed for redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

In case of any redemption of less than all of the shares of Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.  Such shares may be reissued as another series of preferred stock, but may not be reissued as Series A Preferred Stock.

Liquidation Rights.  In the event that we dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares of our stock ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting the Company’s board of directors will be automatically increased by two.  Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of the Company’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirements of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and Voting Parity Stock had been entitled to elect.  The holders of a majority of shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director.  If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of our articles of incorporation or the articles of amendment that created the Series A Preferred Stock, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up,

•
any amendment, alteration or repeal of any provision of our articles of incorporation or the articles of amendment that created the Series A Preferred Stock, so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or

•
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities that have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

The creation and issuance, or increase in the authorized or issued amount of any other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and shall not require the vote or consent of, the holders of the Series A Preferred Stock.

Holders of the Series A Preferred Stock are entitled to one vote for each share on any matter on which such holders are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Anti-Takeover Provisions in our Articles of Incorporation, Bylaws and Kentucky Law

Our articles of incorporation and bylaws contain provisions designed to assure continuity of management and to discourage sudden changes in control of our board of directors by a party seeking control of the Company.

Omission of Cumulative Voting.  The omission of cumulative voting from our articles of incorporation may be considered anti-takeover in nature.  Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected.  A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates.  Cumulative voting is optional under the Kentucky Business Corporation Act and, by their omission from our articles of incorporation, we have not elected to permit cumulative voting.

Classification of Board of Directors.  Our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal as possible.  Each class of directors is elected for a term of three years.  As a result, only one class of directors is elected at each annual meeting of the shareholders.  Any vacancy on the board may be filled by a majority vote of the remaining directors.  Directors elected in this manner to fill a vacancy will serve the unexpired portion of the vacated term.

This classification provision extends the time required to change control of the board and tends to discourage any unauthorized takeover bids for the Company.  Under this classification provision, it may require at least two annual meetings for even a majority of the shareholders to make a change in control of our board.

Special Approval Requirements for Certain Business Combinations. Our articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to change the number of directors, approve a business combination, or remove a director without cause.  A “business combination” includes any of the following involving us or any of our subsidiaries:

•	a merger or consolidation with a related person,
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of our or a subsidiary’s assets to a related person,
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of a related person to us or any subsidiary,
•	the issuance of securities to a related person,
•	a recapitalization that would increase the voting power of a related person, or
•	our dissolution or liquidation when we have a related person.

A “related person” is one who either owns ten percent (10%) or more of our capital stock or controls, is controlled by, or is under common control of a person who controls ten percent (10%) or more of our capital stock.

However, a vote of eighty percent (80%) is not required for the approval of a change in the number of directors or a business combination if such transaction is approved by a majority of “continuing directors”.  “Continuing directors” means each Farmers Capital director that:

•	is a director at the time the board votes with respect to the business combination, and
•	meets one of the following criteria:
-	was a director on March 1, 1986,
-	was a director immediately before any 10% or greater shareholder involved in the business combination became a 10% shareholder, or
-	is designated a continuing director by a majority of the then continuing directors within 90 days after he or she is first elected to the board.

As a Kentucky corporation, we are or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Farmers Capital by allowing a minority of our shareholders to prevent a transaction favored by the majority of our shareholders.  The primary purpose of the supermajority vote requirement is to encourage negotiations with our existing management by groups or corporations interested in acquiring control of Farmers Capital and to reduce the danger of a forced merger or sale of assets.

Vote Required to Amend Certain Provisions.  The Kentucky Business Corporation Act provides that a corporation’s charter may be amended by the directors in certain limited circumstances or by the shareholders by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.  In addition, if we have a related person at the time of an amendment and our continuing directors do not approve the amendment, our articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to amend, alter or repeal the provisions of the articles of incorporation governing our authorized shares of common stock, number of directors, certain business combinations (i.e., a merger or consolidation, a sale or lease of all or a substantial part of our assets, or a dissolution or liquidation), or the removal of directors.  Additionally, amendments to the provisions of our articles of incorporation limiting director liability require approval of eighty percent (80%) or more of the shares of our common stock.

Our board of directors may adopt, amend or repeal our bylaws by a majority vote of the entire board of directors.  The bylaws may also be amended or repealed by our shareholders.

In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock.  The rights and preferences for any series of preferred stock may be set by our board of directors, in its sole discretion and without shareholder approval, and the rights and preferences of any such preferred stock may be superior to those of the common stock and thus may adversely affect the rights of holders of the common stock.

The overall effect of the articles of incorporation and bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests especially if the offer includes a premium over the market price of our capital stock at that time.  In addition, these provisions may assist our current management in retaining their positions and place them in a better position to resist changes that some dissatisfied shareholders may want.

Removal of Directors under our Articles of Incorporation

Under our articles of incorporation, a director may be removed without cause, but only on the affirmative vote of the holders of at least 80% of the outstanding shares of common stock then entitled to vote on the election of directors.

Director Liability and Limitations on Director Liability

A director’s liability to us or our shareholders is limited to the greatest extent permitted by law.  No director is personally liable to us or our shareholders for monetary damages for a breach of his or her duties as a director except for liability:

•	for any transaction in which the director’s personal financial interest is in conflict with the financial interest of the Company or its shareholders;

•	acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law;

•	actions creating personal liability for unlawful distributions as set forth in KRS 271B.8-330; or

•	transactions from which the director derived an improper personal benefit.

Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate.

KRS 271B.8-300 provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances.  In addition to the limitations on director liability for monetary damages explained above, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless:

•	the director has breached or failed to perform his duties as a director in good faith, on an informed basis and in a manner he honestly believes to be in the best interests of the corporation, and

•
in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the above provisions, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

Indemnification

Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Business Corporation Act.  Under that Act, we may indemnify a person against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually and necessarily incurred by him or her in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by us or in our right), if:

•	he or she is or was our director or officer or is or was serving at our request as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign,

•	if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation, and

•	in criminal actions or proceedings only, such director or officer had no reasonable cause to believe that his or her conduct was unlawful.

Generally, our bylaws require us to indemnify our directors and officers to the extent permitted by Kentucky law.

As permitted by Kentucky law, we maintain liability insurance on behalf of the directors and officers for claims asserted against them or incurred by them in their capacity or arising out of their status as director or officer.

Description of Other Securities We May Offer

This prospectus contains summary descriptions of our depositary shares, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security.  The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

Depositary Shares

We may offer depositary shares representing receipts for fractional interests in any serial preferred stock in the form of depositary shares.  Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt. The summary of depositary shares in this prospectus does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

The serial preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.”  We will identify the depositary in the applicable prospectus supplement.  Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, liquidation, and conversion rights.  If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement.  If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.  While the final depository receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form.  Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Warrants

We may offer warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities.  Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants.  The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.  The specific terms of a series of warrants will be described in the prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue.  The prospectus supplement relating to the warrants will describe the specific terms of any issuance of warrants.  The terms of any warrants we offer may differ from the terms described in this prospectus.   Consequently, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement.  For a description of the terms of a particular series of warrants, you should carefully read this prospectus, the prospectus supplement related to those warrants, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part or by a document incorporated by reference into this prospectus.

Terms. If we offer warrants, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants,

•	the total number of warrants,

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which shares of common stock may be purchased upon exercise of the warrants,

•
the designation and terms of any series of preferred stock purchasable upon exercise of the warrants to purchase preferred stock and the price at which shares of preferred stock may be purchased upon exercise of the warrants,

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable,

•	the date on which the right to exercise the warrants will commence and the date on which this right will expire,

•	the minimum or maximum amount of the warrants which may be exercised at any one time,

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants, and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive any dividends or vote.  Unless otherwise stated in the prospectus supplement, warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent.

Exercise of Warrants.  Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the related prospectus supplement. Warrants may be exercised at the times set forth in the applicable prospectus supplement.  After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void.  Subject to any restrictions and additional requirements that may be set forth in the related prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise.  The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants.  Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise.  If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants.  For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Available Information” on page 2 of this prospectus.  We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Existing Warrant

The following is a brief description of the terms of the Warrant.  This summary does not purport to be complete in all respects. This description is subject to is and qualified in its entirety by reference to the Warrant, copies of which have been filed with the SEC as Exhibit 4.2 to our Current Report on Form 8-K filed on January 13, 2009 and are also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The Warrant is initially exercisable for 223,992 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $30,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the Treasury will be reduced by 50% to 111,996 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the Warrant is $20.09 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before January 9, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

The Warrant may be partially exercised.  The holder of the Warrant is entitled to receive, within three business days of partial exercise, a new substantially identical Warrant for the unexercised shares.

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Liquidation. Under the American Recovery and Reinvestment Act of 2009, when we redeem the shares of Series A Preferred Stock we sold to the Treasury on January 9, 2009, the Treasury is required to liquidate the Warrant at the current market price.

Rights as a Shareholder.  The warrantholder shall have no rights or privileges that holders of our common stock have, including any voting rights, until the Warrant has been exercised, and then only with respect to shares of common stock issued in connection with such exercise.

Transferability.  The Treasury may not transfer a portion of the Warrant with respect to more than 111,996 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $30,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of January 9, 2012 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets,

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors,

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions), and

•	in connection with the exercise of preemptive rights on terms existing as of January 9, 2012.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Units

We may offer units comprising one or more of the securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit.  Consequently, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.  In this section, we describe the general terms and provisions of the units that we may offer.

The prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, the designation and terms of the units and the securities comprising the units; whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate, which will be filed with the SEC if we offer units.  We urge you to read the applicable unit certificate and the applicable prospectus supplement and any other offering material in their entirety.

Plan of Distribution

The following sets forth a general summary of the plan of distribution for securities we may offer. The applicable prospectus supplement may update and supersede this summary.

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers,

•	directly to one purchaser or a limited number of purchasers, or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering, which will include

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them,

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers, and

•	any delayed delivery arrangements.

The offer and sale of the securities by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to the prevailing market prices, or

•	at negotiated prices.

Any public offering price and any discounts or concessions to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise provided in a prospectus supplement, any obligation of underwriters to purchase the securities will be subject to certain conditions precedent and any underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time.  The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.  Agents and underwrites may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities offered from time to time under this prospectus will be passed upon by Stoll Keenon Ogden PLLC, Lexington, Kentucky.  If legal matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

Experts

Crowe Horwath LLP (formerly known as Crowe Chizek and Company LLC), independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing.